Exhibit 10.1

EXECUTION VERSION

July 7, 2015

Dear John:

This letter agreement (“Agreement”) sets forth the agreements and understandings among you (“you” or “Executive”) and USA Truck, Inc. (the “Company”) regarding the conclusion of your employment relationship with the Company. On behalf of the board of directors and all of your colleagues, I would like to express gratitude for your service to the Company and your desire to contribute to a smooth transition.

1.     Separation. Executive's position as President, Chief Executive Officer, and Director of the Company, and all other positions with the Company (if any), will terminate as of the date hereof (the "Separation Date"). Executive's signature on this Agreement will function as his resignation from employment and all positions with the Company effective as of the Separation Date. Executive and the Company hereby agree that through the Separation Date, Executive's existing compensation and benefits will continue without modification except as set forth herein.

2.     Severance Benefits.

(a)     Salary Continuation. The Company agrees to pay you, as severance pay, your current base salary ($460,000 per year) for a period of twelve months from the Separation Date. Such severance pay will be payable in accordance with the normal payroll practices of the Company, including tax withholding.

(b)     2015 Bonus. If and to the extent earned, the Company agrees to pay you any bonus you would have been entitled to receive under the Company’s 2015 Management Bonus Plan, payable at the time and on the same basis as paid to recipients still employed by the Company, pro-rated for the number of days you were employed by the Company through the Separation Date.

(c)     Health Care. If Executive timely elects COBRA continuation coverage, the Company will directly pay or reimburse Executive monthly for the actual amount of his COBRA continuation payments for a period of eighteen months following the Separation Date.

(d)     Accrued Vacation. The Company agrees to pay you for any vacation time and paid time off accrued but not used through the Separation Date.

(e)     Reimbursement of Certain Expenses. The Company agrees to reimburse you for certain previously discussed expenses associated with the conclusion of your employment relationship with the Company, within 30 days of the Company’s receipt of written invoices therefor; provided that the aggregate for all of such expenses will not exceed $10,000.

3.     Waiver of Other Severance Benefits. Other than as provided for in this Agreement, Executive waives any right to severance or any other benefits in connection with or as a result of the cessation of his employment with the Company, for any reason, and agrees that he is only entitled to the payments and other separation benefits provided in this Agreement. Other than as provided for in this Agreement, Executive acknowledges that he is not entitled to any future continuing health or other benefits (except as may be required by applicable law) and waives any rights other than those required under applicable law.

4.     Equity Awards.

(a)     The following outstanding equity awards held by Executive will vest as of the Separation Date: (i) the 18,750 shares of restricted stock of the Company scheduled to vest on February 18, 2016, held pursuant to that certain Restricted Stock Award Agreement dated February 18, 2013 (“Restricted Stock Award Agreement”), and (ii) the 10,727 nonqualified stock options of the Company scheduled to vest on February 18, 2016, held pursuant to that certain Nonqualified Stock Option Agreement dated February 18, 2013 (“NQSO Agreement”). In addition, and notwithstanding the provisions of Section 2(ii) of the NQSO Agreement, the 10,727 nonqualified stock options of the Company vesting pursuant to Section 4(a)(ii) hereof shall be exercisable by Executive for a period commencing on the Separation Date and terminating one year after the Separation Date.

(b)     Except as otherwise set forth in Section 4(a) hereof, any outstanding equity awards held by Executive (including, without limitation, any restricted stock or any stock options) will be governed by the terms and conditions of the plans and agreements or award notices under which such equity awards were granted, and nothing in this Agreement will modify any terms or conditions of such plans and agreements or award notices. Executive acknowledges that, except as set forth in Section 4(a) hereof, the vesting, forfeiture, exercise, and other terms and conditions are not modified by this Agreement, and that Executive is responsible for taking any actions required to gain the benefits (if any) available under such awards. For the avoidance of doubt, nothing herein shall modify any terms or conditions of (i) the Award Notice with respect to the time-vested restricted shares of the Company dated January 22, 2015, (ii) the Award Notice with respect to performance-vested restricted shares of the Company dated January 22, 2015, (iii) the 18,750 shares of restricted stock of the Company scheduled to vest on February 18, 2017, held pursuant to the Restricted Stock Award Agreement, or (iv) the 10,729 nonqualified stock options of the Company scheduled to vest on February 18, 2017, held pursuant to the NQSO Agreement.

(c)     In accordance with the Restricted Stock Award Agreement and Article XIII of the underlying 2004 Equity Incentive Plan (“2004 Plan”), Executive hereby confirms that he is satisfying his obligation with respect to the Company’s required tax withholding obligations relating to the vesting of the outstanding equity awards as provided in Section 4(a)(i) hereof as follows: delivery of existing shares held for at least six months.

(d)     In accordance with the NQSO Agreement and Article XIII of the 2004 Plan, Executive acknowledges his obligation to pay required tax withholding amounts to the Company, and the Company is not obligated to issue shares subject to the option until the withholding obligations have been satisfied by Executive.

(e)     Executive acknowledges that he may have tax consequences and obligations in addition to those relating to the amounts withheld, and that all taxes, interest, and penalities, if any, relating to Executive’s equity awards are solely the responsibility of Executive.

5.     Non-Solicit. Executive agrees that the following restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information (as hereinafter defined), and other legitimate interests of the Company and any person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the Company (collectively, "Affiliates") and also acknowledges that Executive's agreement is supported by good and valuable consideration including, without limitation, additional amounts payable in accordance with this Agreement. Executive therefore agrees as follows:

(a)     From the Separation Date and for a period of one year thereafter (the "Non-Solicit Period"), Executive will not, directly or indirectly, and will not assist anyone else to (i) hire or solicit for hire any current employee of the Company or any of its Affiliates, or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment, or (ii) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with them.

(b)     Executive further agrees that during the Non-Solicit Period, Executive will not, directly or indirectly, solicit or encourage any current customer of the Company or any of its Affiliates to terminate or diminish its relationship with them, or, seek to persuade any current customer of the Company or any of its Affiliates to conduct with any person or entity any business or activity which such customer conducts or could conduct with the Company or any of its Affiliates.

(c)     Executive further agrees that during the Non-Solicit Period, Executive will not, directly or indirectly, acting alone or in concert with others: (i) engage in, or assist any other party in, any solicitation of proxies or written consents (provided, that nothing herein shall be interpreted to restrict Executive’s ability to vote his shares on any proposal duly brought before the Company’s stockholders as Executive determines in his sole discretion); (ii) seek, propose, or make any statement with respect to, or solicit, negotiate with, or provide any information to any person or entity with respect to, a merger, consolidation, acquisition of control or other business combination, tender or exchange offer, purchase, sale or transfer of assets or securities, or similar transaction involving the Company, its subsidiaries or its business, whether or not any such transaction involves a change of control of the Company; or (iii) form or join in a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended).

6.     Waiver and Release of Claims. In order to be eligible to receive amounts payable under Section 2 hereof, however, you must (a) comply with all of your obligations under this Agreement and (b) execute a timely and effective release of claims in the form attached hereto and marked Exhibit A (the "Release of Claims"). The Release of Claims creates legally binding obligations and the Company therefore advises you to consult an attorney before signing it. For and in consideration of the benefits provided the Company under this Agreement, effective simultaneously when the Release is executed by you and delivered to the Company and becomes irrevocable, the Company, on behalf of itself and its Affiliates, hereby release and forever discharge Executive and his heirs, executors, administrators, beneficiaries, representatives and assigns from any and all causes of action, rights or claims of any type or description, known or unknown, which the Company has had in the past, now has, or might now have, through the date of this Agreement, in any way resulting from, arising out of or connected with Executive's employment by the Company or the termination of that employment or pursuant to federal, state or local law, regulation or requirement.

7.     Nondisparagement. The parties agree that they will not in any way disparage each other to any other party, including current or former stockholders, officers, directors and employees of the Company or its Affiliates, nor will they make or solicit any comments, statements or the like to the media or to others, including any claims against each other or their agents or representatives, that may be considered to be derogatory or detrimental to the good name or business reputation of the other.

8.     No Admission of Wrongdoing. The parties agree that nothing in this Agreement is an admission by any party hereto of any wrongdoing, either in violation of an applicable law or otherwise, and that nothing in this Agreement is to be construed as such by any person.

9.     Voluntary Agreement. Executive further acknowledges that he understands this Agreement, the claims he is releasing, the promises and agreements he is making, and the effect of his signing this Agreement. Executive understands the payments to him under this Agreement are in excess of those to which he is legally entitled and agrees that he voluntarily accepts the payments described above as additional consideration for the non-solicit and other obligations referred to herein and for the purpose of making a full and final compromise, adjustment and settlement of all claims or potential claims against the Releasees (as defined in Exhibit A attached hereto) from any action or inaction taking place on or before the Separation Date.

10.     Ownership and Disclosure of Information.

(a)     Information. Executive agrees that all Confidential Information is solely and absolutely owned by the Company and is unique to the Company and its Affiliates; that Executive has no right, title or interest in and to the Confidential Information. Executive acknowledges and agrees that the Confidential Information is material to the conduct of the Company’s and its Affiliates' business, and further agrees that he will not disclose any Confidential Information, or use to his benefit (or to the benefit of any third party), or use to the detriment of the Company or its Affiliates, any Confidential Information. As used herein, “Confidential Information” means all materials and information (whether written or not) about the Company’s or its Affiliates' services, processes, research, development, past, present, and identifiable prospective customers, personnel, purchasing, marketing, costs, improvements, discoveries, business methods, formulas, inventions, philosophies, and other business aspects of the Company or its Affiliates that are not generally known and accessible to the public.

(b)     Developments. Executive acknowledges that all copyrightable works that Executive may have created during the term of his employment with the Company or its Affiliates (collectively, “Developments”) are “work made for hire” and the Company is the sole owner of all the results and products of Executive’s prior employment with the Company or its Affiliates free and clear of any claims by Executive of any kind or character whatsoever.

11.     Return of Company Property. Executive agrees that, not later than the seventh day following the Separation Date, he will return to the Company all of its property in Executive’s possession, custody or control, including, without limitation, all Confidential Information, Developments, keys, access cards, credit cards, computer hardware (including but not limited to any hard drives, diskettes, laptop computers and personal data assistants and the contents thereof, as well as any passwords or codes needed to operate any such hardware), cellular telephones, computer software, data, materials, papers, books, files, documents, records, policies, client and customer information and lists, marketing information and lists, mailing lists, notes and any other property or information that Executive has or had relating to the Company or its Affiliates (whether those materials are in paper or electronic form), and including, but not limited to, any documents containing, summarizing or describing any Confidential Information.

12.     Indemnification. The Company hereby agrees that Executive will continue to be entitled to all of his respective statutory rights to indemnification, including, without limitation, indemnification pursuant to the Company's organizational documents, insurance policies or under applicable law to the same extent Executive would have had the right to be indemnified absent this Agreement and the Release.

13.     IRC Section 409A. You received this Agreement in the current calendar year. If Section 409A of the Internal Revenue Code of 1986, as amended (the “IRC”) requires, you will get no pay or benefits in this Agreement until the next calendar year (even if you sign it sooner), if your maximum time period to sign it (plus any revocation period) ends in the next calendar year. The payments under this Agreement are intended, and must be interpreted, to comply with Section 409A of the IRC, to the maximum extent possible. Any salary continuation payment in this Agreement is a separate “payment” under Section 409A of the IRC. You are responsible for any tax penalties imposed on you, not the Company.

14.     Governing Law. The parties agree that the Agreement will be interpreted and governed by the laws of the state of Arkansas without regard to principles of comity or conflict of law provisions of any jurisdiction.

15.     Modification. The parties hereto agree that this Agreement may not be modified, altered or changed except by a written agreement signed by the parties hereto.

16.     Entire Agreement. The parties acknowledge that this Agreement constitutes the entire agreement between them regarding Executive’s separation, superseding all prior written and oral agreements regarding such topic, including, without limitation, that certain letter agreement between you and the Company dated February 11, 2013, and that certain Change in Control Severance Agreement, dated as of October 30, 2013 (including, without limitation, the termination and notice provisions contained in Section 5 thereof); provided, however, that this Agreement will not constitute a waiver by the Company of any right they now have or may now have under any agreement imposing obligations on you with respect to confidentiality, non-competition, non-solicitation of employees, customers, vendors or independent contractors or like obligations.

17.     Invalidity of Provisions/Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

18.     No Reliance; Taxes. The parties have not relied on any representations, promises or agreements of any kind made to them in connection with this Agreement, except for those set forth in this Agreement. Any payments made to Executive under this Agreement will be reduced by the full amount legally required to be withheld for federal, state or local tax purposes by the Company.

19.     Notices. Any notices to be given hereunder by either party hereto to the other may be effected either by (a) personal delivery in writing, (b) facsimile or (c) mail, registered or certified, postage prepaid, with return receipt requested.  Mailed or faxed notices will be addressed or faxed as follows:

If to the Company:	USA Truck, Inc.
3200 Industrial Park Road
Van Buren, Arkansas 72956
Attn: Chief Financial Officer
Facsimile: (479) 471-2526

If to Executive:	Mr. John M. Simone
______________________
______________________
Email: _________________

20.     Execution; Binding Effect. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original as against any party whose signature appears thereon, and all of which will together constitute one instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic format (e.g., “pdf” or “tif”) will be effective as delivery of a manually executed counterpart of this Agreement. This Agreement will be binding upon and inure to the benefit of the Company, its Affiliates, and their successors and assigns and will be binding upon Executive and your heirs and personal representatives.

[Signature Page Follows]

Sincerely,

/s/ Robert A. Peiser

Robert A. Peiser

Chairman of the Board

USA Truck, Inc.

AGREED AND ACCEPTED effective the 7th day of July, 2015.

/s/ John M. Simone

John M. Simone

EXHIBIT A

RELEASE OF CLAIMS

In exchange for the payments and benefits described in this Agreement, Executive, on his own behalf and on behalf of his heirs, executors, administrators, assigns and successors, does hereby covenant not to sue and acknowledges full and complete satisfaction of and hereby releases, absolves and discharges the Company and its Affiliates and their successors and assigns, parents, subsidiaries and affiliates, past and present, as well as their trustees, directors, officers, agents, attorneys, insurers, stockholders and employees, past and present, and each of them (hereinafter collectively referred to as “Releasees”), with respect to and from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, wages, vacation pay, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which Executive now owns or holds or has at any time heretofore owned or held as against said Releasees, or any of them, arising out of or in any way connected with his employment or other relationships with the Company or its Affiliates, or his separation from any such employment or other relationships (collectively, “Released Claims”), including specifically, but without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended by the Older Worker’s Benefit Protection Act (“ADEA”), the federal Family and Medical Leave Act, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, or any other employment related federal, state or local law, regulation or ordinance; provided, however, that the foregoing release will not include or affect (and the following are expressly excluded from any Released Claims): (i) Executive’s rights under this Agreement; (ii) Executive’s rights to file claims for workers’ compensation or unemployment insurance benefits, (iii) Executive’s regular and usual salary accrued prior to the Separation Date, accrued but unused vacation through the Separation Date, COBRA continuation coverage and life insurance conversion rights, if any, and (iv) Executive’s rights to provide information, assist or participate in any investigation, proceedings, or litigation concerning any administrative claim with any government agency under any applicable law that protects such rights, or to file such a claim; provided, that Executive agrees that he hereby forfeits his rights under any such claim to any monetary or other personal benefit that would be received directly from the Company, unless prohibited by applicable law. Executive acknowledges that the non-disparagement and confidentiality provisions contained in this Agreement infringe on Executive’s rights described in the foregoing sentence, and Executive agrees that he is aware of and has consented to such infringement. Finally, Executive agrees that, if any Released Claim is brought on Executive’s behalf or for Executive’s benefit in a court or administrative agency, Executive will take all necessary actions to waive and agree not to accept any award of money or other damages as a result of such claim. Furthermore, notwithstanding the foregoing release, Executive will continue to be entitled to all of his respective statutory rights to indemnification, including, without limitation, indemnification pursuant to the Company’s organizational documents, insurance policies or under applicable law to the same extent Executive would have had the right to be indemnified absent this release.

Executive acknowledges that he is waiving and releasing any rights he may have under the ADEA and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date (as hereinafter defined) of this Agreement. Executive acknowledges that the consideration given for this Agreement is in addition to anything of value to which he was already entitled. Executive further acknowledges that he has been advised by this writing that:

(a)     He should consult with an attorney prior to executing this Agreement;

Exhibit A

(b)     He has at least twenty-one (21) days within which to consider this Agreement, but if he wishes to sign this Agreement earlier, he may do so by signing the Acknowledgment and Waiver of the 21-day consideration period in the form attached as Exhibit B to this Agreement;

(c)     He has seven (7) days following his execution of this Agreement to revoke this Agreement;

(d)     This Agreement will not be effective until the eighth day after Executive executes and does not revoke this Agreement (the “Effective Date”); and

(e)     Nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law. Any revocation must be in writing and hand delivered to the Company by close of business on or before the seventh day from the date that Executive signs this Agreement. In the event that Executive exercises his right of revocation, neither Executive nor any member of the Company or its Affiliates will have any further rights or obligations under this Agreement.

Executive represents and warrants that he has no present knowledge of any injury, illness or disease to him that is or might be compensable as a workers’ compensation claim or similar claim for workplace injuries, illnesses or diseases.

Terms used herein and not otherwise defined will have the meanings set forth in the Agreement to which this Release was attached.

AGREED AND ACCEPTED effective the 7th day of July, 2015.

/s/ John M. Simone

John M. Simone

Exhibit A

EXHIBIT B

Acknowledgment and Waiver

I, John M. Simone, hereby acknowledge that I was given 21 days to consider the foregoing Agreement and voluntarily chose to sign the Agreement prior to the expiration of the 21-day period.

I declare under penalty of perjury under the laws of the United States of America, that the foregoing is true and correct.

EXECUTED this 7th day of July, 2015, at Nassau County, Florida.

/s/ John M. Simone

John M. Simone

Exhibit B